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                                                                   EXHIBIT 10.50


                         COLLECTIVE BARGAINING AGREEMENT

                                     BETWEEN

                            QUINCY CORPORATION, INC.

                                       AND

                     UNITED FARM WORKERS OF AMERICA, AFL-CIO


    JANUARY 21, 2004
                                    PREAMBLE

        The Employer, the Union and employees recognize the obligations of its members to work towards efficient operation of the Employer and the demands of the Employer's customers. Therefore, it is the purpose of this Agreement to obtain a maximum efficiency in the operations of the Employer; to eliminate all interruptions of work and interference in operations; to secure a prompt and fair disposition of grievances; and to set forth other conditions of employment during the life of this Agreement.

I.      PARTIES

        THIS AGREEMENT is between QUINCY CORPORATION, INC. (hereinafter referred to as the "Employer") and its successors, provided that such successor is at least fifty one percent (51%) owned by existing shareholders of the Employer as of the date of this agreement, and UNITED FARM WORKERS OF AMERICA, AFL-CIO, (hereinafter referred to as the "Union").

II.     RECOGNITION/UNION RIGHTS AND OBLIGATIONS COMPANY/UNION COOPERATION

    A. The Employer does hereby recognize the Union as the sole labor organization representing the rights of its employees described in Attachment A, hereafter collectively called "workers".

    B. The Employer further recognizes the rights and obligations of the Union to negotiate wages, hours and other terms and conditions of employment and to administer this Agreement on behalf of the covered employees. The Employer will inform all employees immediately upon their employment of its policies and commitments as set forth above. The Employer will hand out a notice to new employees immediately upon their employment regarding the collective bargaining agreement and the commitment of Employees, Employer and Union working together in partnership.



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    C.  Neither the Employer nor its representatives will interfere with the right of any worker to join and assist the Union. The Employer agrees that employees will secure no advantage, no more favorable consideration nor any form of special privilege because of non-participation in Union activities. Further, the Employer agrees with and recognizes the right of workers to support and participate in collective bargaining and contract administration functions.

    D. The Union agrees with the objective of achieving the highest level of employee performance and production consistent with safety, good health, fair treatment and respect and to use its best efforts to effectuate the same with employees.

III.    HOURS OF WORK, OVERTIME, WAGES AND BENEFITS

    A.  Wage rates for specific job classifications are set forth in Article
        XXVI.

    B. Overtime: Except for employees covered by the harvesting incentive pay system, hourly employees shall receive time and one-half (1 1/2) their regular rate of pay for all hours worked over forty (40) in a given seven (7) day calendar week. Employees covered by the harvesting incentive pay system do not earn overtime but are eligible for holiday pay premium as provided in Article XXVII below.

    C.  Meal time breaks shall be one-half (1/2) hour.

    D. Pay Periods and Pay Days: Employees will be paid on a weekly basis and will receive their paycheck every Thursday.

    E. Employees shall have paid rest periods of fifteen (15) minutes each, which insofar as practical, shall be in the middle of each continuous four (4) hour work period. The afternoon breaks will be in accordance with this language.

IV.     UNION SECURITY

        A. The Employer agrees, upon written authorization from the employee, to deduct union dues and assessments from the employee's paycheck each week and remit to the Union's designee. The deductions will commence the first paycheck ten (10) working days after the Employer receives the employee's written dues authorization. Any change in union dues shall become effective the next paycheck ten (10) working days after the Employer has received a certification of the change signed by the Union's President. Employees may revoke their union dues authorization by written order of revocation to the Employer and to the Union. Beginning on February 15, 2001, such written order of revocation may only be submitted between February 15 and Feb. 22 or between Aug. 15 and Aug. 22 of each year. A notice to employees shall be given each employee in the bargaining unit employed at the signing of this agreement and to each new employee when hired. The Employer will cease making



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        such deductions from the next paycheck ten (10) working days after notice of said revocation is received in writing from the employee. The Employer shall provide a monthly summary report containing the names of the members, Social Security numbers, payroll periods covered, gross wages, total hours worked per worker and amount of dues and assessments deducted during such pay periods from each member.

    B. Dues and assessments shall be deducted on a weekly basis and remitted to UFW, Membership Department, P.O. Box 62, Keene, CA 93531.

    C. The Union agrees to indemnify and hold the Employer harmless against any and all claims, suits or other forms of liability arising out of the deductions of money for Union dues and assessments from an employee's pay. The Union assumes full responsibility for the disposition of the moneys so deducted once it has been remitted to the UFW's Membership Department.

V.      HIRING

    A. The Union will provide a list of applicants to the Employer for consideration when new or additional employees are needed in the areas referred to in Attachment A. The company will provide a list of vacancies, when they become available, to the local UFW representative via fax.

        1. UFW representative will be notified via fax and be given the opportunity to meet with new employees during orientation.

    B. Promotion and Job Bidding. In the event a permanent vacancy in a job classification in the bargaining unit arises, which the Employer decides to fill, the following procedures shall apply.


        1.) The Employer will post the job for seven (7) working days on bulletin boards and otherwise announce the vacancy consistent with the Employer past practice, including allowing non-bargaining unit employees to bid bargaining unit jobs and vice versa.

        2.) Employees who wish to be considered for the posted vacancy must apply in writing during the posting period to the Employer's designee.

        3.) If the employer's designee decides to temporarily fill the position while the permanent assignment is being made, he may do so with any qualified employee, provided experience gained during such temporary assignment shall not be determinative in filling the vacancy permanently.

        4.) The Employer's designee will consider all timely applications from qualified employees and fill the vacancy based on:

            a.  Qualifications and ability to perform the work.

            b. Past disciplinary records. Employer will review employees past two (2) years performance to determine past disciplinary actions,



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                if an employee has less than two (2) years service, the lesser seniority period will be the look back period for all applicants.

            c.  Job Classification seniority.

        When factors a and b are relatively equal, Job Classification seniority shall be given primary consideration.

VI.     SENIORITY

    A. Probationary Period. A newly hired employee in the bargaining unit will be considered a probationary employee for the first ninety (90) calendar days of employment. During the probationary period, the Employer retains the right to layoff, terminate, transfer, or discipline such employee subject only to the law and the employee shall have no recourse to the grievance or arbitration procedure provided herein. After successful completion of the probationary period, the employee shall be placed on the seniority list as of his date of hire. Annual leave shall accrue during probation and may be taken as earned under the same conditions applicable to non-probationary employees. No accrual of benefits will be paid to employees who do not complete probation.

    B. Farm Seniority. Farm seniority shall be the time of cumulative service as an employee of the Employer.

    C. Job Classification Seniority. Job Classification seniority shall be the time of cumulative service on the active payroll of the Employer working within a designated job classification. An approved leave of absence will qualify as part of cumulative service.

    D. Priority. Where two or more employees have the same seniority date or dates, under sections B and C of this article, the seniority dates shall be determined by the employee's birthday.

    E. Regaining Seniority. If a former employee is rehired, he will establish a new Job Classification seniority. Credit for Medical Insurance, Pension and Section 401(K) Plan participation shall not be restored unless allowed by the particular Plan.

    F. Promotions Within the Unit. When an employee is promoted to a different position within the bargaining unit, he shall be on a trial period for thirty (30) days during which time he may elect to return to the position from which promoted. However, if the prior position has been filled, the returning employee will be placed in another position but with no reductions in the rate of pay he was receiving initially prior to the promotion. Upon successful completion of the trial period, job classification seniority shall accumulate from the date of promotion. If prior to the end of the 30-day period the employee is removed and returned to his



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        former or similar open position, he shall be given Job Classification seniority credit for the time spent in the job to which he was promoted.

    G. If any employee decides to transfer out of the bargaining unit, he must return within thirty (30) days to keep his job classification seniority.

    H. Seniority List. Upon the execution of this Agreement, the Employer shall prepare a seniority list for bargaining unit employees which shall show Farm and Job Classification seniority. The Employer will provide the Union with a copy within a reasonable time period. After the initial list a seniority list will be provided to the Union within five (5) working days of a written request but no more than once during a calendar quarter.

    I. Layoff. In the event of a permanent layoff, the layoff will be by Farm seniority. In the event of a temporary layoff, the layoff will be by Job Classification seniority.

    J. Employees will be recalled in inverse order of layoff. Employees recalled must be satisfactorily able to perform the job at the time of recall.

VII.    GRIEVANCE AND ARBITRATION

    A. A grievance is defined as any difference between the Employer and any employee or the Union involving the interpretation or application of the provisions of this Agreement, or a claim of a violation of this Agreement. Whenever a grievance arises between the Employer and the employee or the Union, the matter will be handled in accordance with the following procedure:

    B. Informal. Except in cases involving disciplinary action which shall proceed immediately to Step 1, the employee shall meet to discuss the grievance informally with his immediate supervisor and attempt to resolve the grievance before it may be filed in Step 1. The employee must request this meeting not more than ten (10) business days after the occurrence which gives rise to the grievance. Failure of the employee to request a meeting within the time set shall be deemed a waiver of the grievance and it shall not be subject to further processing under this Article or otherwise. A Union steward may be present if the Employee requests; however, the employee shall have the right to adjust his grievance with or without the assistance of the Union.

    C. Step 1: Within ten (10) business days after the meeting in the informal step, the grievance shall be reduced to writing and signed by the employee and presented to his or her immediate supervisor. The written grievance must include:

            a. A statement of the grievance and a summary of the facts on which the grievance is based.



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            b.  The remedy requested.

            c. The Article and Section of the Agreement which the grievant claims has been violated.

    D. Step 2: Within ten (10) business days of presentation of the written, signed grievance, the employee, one local representative of the Union, and the Employer's designee shall meet and/or discuss the grievance. A second meeting will then be held with the employee's manager, or the next level of management above the grievant's immediate supervisor, whichever applies, the Employer's designee, and one local representative of the Union to meet and/or discuss the grievance. The management representative will respond in writing within ten (10) business days of the conclusion of these two meetings and/or discussions

    E. Step 3: If the grievance is not settled in Step 2 above, within ten (10) business days of receipt of the Employer's response in Step 2, the Union shall notify the Employer in writing of its appeal of the grievance to Step 3. Within ten (10) business days of delivery of the written notice of appeal to Step 3, the Union and the Employer's designee shall meet and/or discuss the grievance. The designee shall respond in writing within ten (10) business days after the meeting or discussion. Failure of the parties to meet to discuss the grievance within the time provided in Steps 1, 2 and 3 of the grievance procedure or failure of the Employer to respond at any step shall be deemed a denial of the grievance. The Union must then proceed to the next step within the time limits, just as if the Employer had denied the grievance in writing on the last day for a response. Failure of the Employer to respond at any step shall not in any way restrict the Employer's or the Union's right to raise any issue or present any evidence it deems appropriate in support of its position in any subsequent arbitration or other administrative or judicial proceedings.

    F. Arbitration. Any signed, written grievance which is not settled pursuant to sections B, C, D and E of this article, shall be submitted to binding arbitration upon the request of either party. Arbitration proceedings must be initiated by serving a written request for arbitration by the Union or the Employer within forty-five (45) working days of the response of the Employer under Step 3 above or the last day on which the Employer could have responded to Step 3, whichever occurs first.

    G. Selection of Arbitrator. As soon after the request for arbitration is served as is conveniently possible, the parties shall meet or confer by telephone in order to select an arbitrator to hear and decide the grievance. If the parties are unable to agree on an arbitrator, the party requesting arbitration shall request the American Arbitration Association to supply the parties with a panel of seven (7) arbitrators. Within five (5) working days after the receipt of such panel, the parties will meet or confer by telephone or in person to select an arbitrator. The Union and the Employer shall each have the right to alternatively strike three (3) names from the list. The name remaining shall be the arbitrator. Subject to section H of this article, the arbitrator



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        selected shall decide the dispute and such decision shall be final and binding on the parties and the employees. The expenses of the arbitrator shall be paid equally among the parties. However, each party shall be responsible for its own attorneys' fees, any court reporting services it wishes to use, and the wages of employees, whether they be witnesses, potential witnesses, representatives, or grievant, it utilizes in any arbitration proceeding.

    H. Authority of Arbitrator. The jurisdiction of the arbitrator is limited and confined to the interpretation and application of the specific provisions of this Agreement to the grievance. The arbitrator shall in no way alter, amend, or modify the terms of this Agreement. When any employee has been disciplined for one or more of the rules and regulations of the Employer and said discipline is subjected to this Article, the arbitrator shall deny the grievance if he is satisfied by a preponderance of the evidence that the employee violated such rule or regulation. Under no circumstances may an arbitrator award back wages or monetary relief to any employee for a period more than ten (10) working days prior to the submission of the grievance to Step 1. Monetary awards shall be limited to the amount of the back wages and benefits the employee would have otherwise earned less unemployment compensation and other earnings. No relief may be granted to any employee who has not timely filed a grievance as required above. The arbitrator may not consider more than one (1) grievance without the agreement of both parties; provided, multiple grievances properly raise the same issues which have been properly appealed. The arbitrator shall have no power to establish wage scales or fringe benefits or to change the established wage scale or schedule of fringe benefits.

    I. Finality of Decision. The decision of the arbitrator shall be supported by substantial evidence on the record as a whole and shall be final and binding on the employees, the Employer and Union.

    J. Time Limits. The time limits set forth above are to be considered of the essence to the grievance and arbitration procedure. The failure of the employee or the Union to meet any time limit set forth therein shall be deemed to constitute waiver of the grievance and acceptance of the Employer's position. The time limits in sections B, C, D and E of this article may be extended in writing by mutual consent of the parties.

    K. Limitations. The party referring a grievance to arbitration shall have the burden of proof, except the Employer shall have the burden of proof in disciplinary grievances unless this Agreement provides otherwise.

    L. Precedent. In order to encourage prompt resolution of grievances, agreements and compromises of grievances made under this section shall not be cited by either party as precedent in any subsequent arbitration proceeding without the consent of the other party.



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    M.  Witnesses. Each party shall be responsible for the pay of the representatives and witnesses it uses in arbitration or preparation therefore. Time spent by witnesses called to testify by the Union in an arbitration proceeding will not be counted as time worked.

VIII.   NO STRIKE CLAUSE

        For the duration of this Agreement, the Union, its officers, representatives, members and the Employer's employees covered by this Agreement, shall not authorize or condone, nor shall they take part in or participate in any strike, slow down, picketing, stoppages of work, boycott or other interruption of or interference with the Employer's business or its operation at any location.

        Failure or refusal on the part of any employee to comply with any provision of this Article shall be cause for disciplinary action, up to and including discharge.

        If there is a dispute as to whether an employee violated this Article, the only issue that may be grieved shall be whether the employee violated the Article. Upon proof the arbitrator shall uphold the Employer's disciplinary decision.

        The Employer agrees that it will not lock-out employees for the duration of this Agreement so long as the Union or the employees do not violate their obligations as set forth in this Article.

IX.     RIGHT OF ACCESS TO COMPANY PROPERTY

    A. Duly authorized and designated representatives of the Union shall have the right of access to Employer property in connection with the administration of this Agreement or other normal Union affairs in designated areas. In areas of operation, access will be granted to observe operations with prior written approval of Quincy or Modern representatives.

    B. The Employer shall recognize the Union stewards for handling grievances with the Employer, provided Union stewards must be employees of the Employer on the active payroll. The Employer agrees that the choice and removal of Union stewards is otherwise a function of the Union. The Union shall notify the Employer in writing who the current Union stewards or alternate stewards are and shall furnish the Employer written notice of any new appointments or changes in stewards. The selection of an employee as Union steward shall in no way relieve the employee from carrying out his or her usual and assigned duties in the same manner as is expected of all other employees. The number of Union stewards should be limited to one (1) chief and two (2) stewards. Alternates may be substituted when a steward is absent for an extended period of time.



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    C.  Stewards shall not leave their jobs while on shift for the purpose of investigating, presenting, handling or settling grievances with management except by permission of the Employer's designee. All such activities handled during the steward's working time will be paid for by the Employer, however, the stewards will, whenever possible, handle activities during non-working time. The Employer shall not be responsible for the wages of any steward while they are involved in arbitration under this Agreement. Activities of stewards shall in no way interfere with the operation of the Employer.

    D. The Employer will allow no more than five (5) UFW officials to visit the Employer's property provided the Union receives prior approval in writing by the Employer for each visit. During any visit, the Employer will have one or more of its representatives present to accompany the UFW officials. The Union officials will not in any fashion interfere with the work of the employees.

X.      DISCIPLINE AND DISCHARGE

    A. Cooperation and Support. The Union agrees to support all the rules and regulations of the Employer. Those rules will be supplied to the Union's local President and the UFW.

    B. Quincy Farms Rules. For the best interests of the Employer and its employees, all employees will abide by the rules, regulations and policies of the Employer. Violation of any of the Employer's rules, or for just cause, shall be considered cause for disciplinary action up to and including discharge. The Employee may grieve and arbitrate any action under this section.

XI.     NON-DISCRIMINATION

        In accordance with the policies of the Employer and the Union, it is agreed that there shall be non-discrimination against any employee because of race, age, creed, color, religion, sex, sexual orientation, national origin, political belief, disability, marital status, language spoken or activities on behalf of participation or non-participation in any UFW activities..

XII.    LEAVES OF ABSENCE

    A. General Leaves. At the Employer's sole discretion, an employee who has used all accumulated unused annual leave may be granted a leave of absence for good reason without pay which in no event shall exceed thirty (30) days, unless a longer leave is allowed by law. Leaves of absence for personal reasons will be granted only when the services of the employee are not immediately required and there are other employees capable of doing the work.



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    B.  Activities During Leaves. Leaves of absence will not be granted for the purposes of allowing employees to take another position temporarily, try out new work, or venture into business for himself. Engaging in any of these activities during a leave of absence will result in termination for the employee.

    C. Return From Leave of Absence. Upon returning to work from an authorized leave of absence under this Article, an employee shall be entitled to the job he left, or a job similar to the one he left. If such job or jobs have been eliminated or another employee has been permanently transferred to take over such job or jobs, the Employer shall have the right to place the returning employee in any job which it deems him capable of performing.

    D. Union Activities. Should an employee wish time off to attend Union conventions or training sessions, he shall file a written request just as he would when requesting other leave without pay, but not less than ten (10) days before the requested leave is to begin. Such leaves may be no longer than five (5) working days and no one steward may take more than ten (10) working days off a calendar year for such leaves. The Employer's designee will review a properly filed request and grant the leave request if in his discretion he determines such leave will not be operationally inconvenient. All such leaves will be without pay.

    E. Long Term Leave. An employee may request a leave of up to one year to conduct Union business, subject to written request procedures listed above.

    F. Family Medical Leave Act. The employer agrees to abide by the Family Medical Leave Act when supporting documents are provided as required by law.

XIII.   INS

        The Employer agrees to notify the Union of immigration status issues pertaining to members of the bargaining unit which arise during the term of this Agreement. In carrying out its obligations under immigration law, the Employer shall abide by all applicable laws and regulations. To the extent the Union seeks to assist bargaining unit members on immigration related issues, the Employer will work cooperatively with the Union to the extent such cooperation is consistent with applicable federal immigration laws and regulations.

XIV.    SSA LANGUAGE

        When the Employer receives written notice from the Social Security Administration concerning the verification of Social Security numbers, the Employer shall promptly fax said notice to the Union. The Employer shall provide a minimum of thirty (30) days following written notice to each such employee to correct his or her records before terminating the employee.



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XV.     MAINTENANCE OF STANDARDS

        Employer agrees that all terms and conditions of employment for employees relating to wages, hours of work and general working conditions shall be maintained at no less than the highest standards in effect as of the date of this agreement.

XVI.    BARGAINING UNIT WORK

        Supervisors and other persons not included in the bargaining unit shall not perform any work covered by this Agreement except for instruction, training, testing equipment, experimental and developmental work, emergencies, or other occasional and incidental types of work which does not deprive bargaining unit workers of work or avoid the recall of bargaining unit workers for work they would normally perform.

XVII.   MANAGEMENT RIGHTS

        All inherent and common law management functions and prerogatives which the Employer has not expressly modified or restricted by this Agreement are retained and vested exclusively in the Employer and are not subject to arbitration under this Agreement. The Employer specifically reserves the exclusive right in accordance with its judgment to reprimand, suspend and otherwise discipline employees; to discharge employees for just cause, which includes violation of company regulations and policies; to hire, promote, demote, transfer, layoff and recall employees to work; to determine the starting and quitting times, and the number of hours and shifts to be worked; to maintain the efficiency of employees; to close down the operation or any part thereof, or expand, reduce, alter, combine, transfer, assign or cease any job, department, operation, or service; to control and regulate the use of machinery, equipment and other property of the Employer; including but not limited to transferring or subcontracting with satellite growers for the cultivation, growing and harvesting of mushrooms provided that such subcontracting is not conducted on the company's existing property; to determine the number, location and operation of stations and divisions and departments thereof; to assign work and overtime; to determine the size and composition of the work force; to make or change rules, procedures, policies and practices not in conflict with the provisions of this Agreement; to assign or reassign equipment, jobs and work locations; to set schedules, hours and days of work; to establish standards of conduct and work for employees; to introduce new or improved production, maintenance, services and packing methods, materials, machinery and equipment and otherwise generally manage the business; and to direct the work force.

        The Employer's failure to exercise any function hereby reserved to it, or its exercising



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        any such function in a particular way, shall not be deemed a waiver of its rights.

XVIII.  RECORDS AND PAY PERIODS

    A. The Employer shall keep full and accurate records, including total hours worked, piece rate or incentive rate records, total wages and total deductions. Employees shall be furnished a copy of the itemized deductions, hourly rates, hours worked and total wages each payday which shall include the employee's piece rate production records.

    B. The employee may request to examine time sheets, piece rate records and other records that pertain to the employee's wages. A Union representative may be present at the employee's request.

XIX.    BULLETIN BOARD

        The Employer shall provide bulletin boards placed at such locations as shall be mutually agreed. The bulletin board will not be used for solicitation. The Union agrees to provide Quincy Farms designee with a copy of all posted material prior to the time such material is posted.

XX.     MODIFICATION

        No provision or term of this Agreement may be amended, modified, changed, altered or waived except by written document executed by the parties hereto.

XXI.    SAVINGS CLAUSE

        If any part of this Agreement is, or is hereafter found to be, in contravention of the laws or regulations of the United States or of any state having jurisdiction, such part shall be superseded by the appropriate provisions of such law or regulation so long as the same is in effect, but all other provisions of this Agreement shall continue in full force and effect.

XXII.   JDLC PENSION PLAN

        Commencing on March 31, 1999 the Employer shall contribute to the Juan De La Cruz Farm Workers Pension Plan in the amount of five cents ($.05) for each hour worked by all employees covered under this agreement.

        The monthly contributions to the Juan De La Cruz Farm Workers Pension Plan, together with a monthly summary report, shall be forwarded to the administrator of the plan no later than the fifteenth (15th) day of the following month at P.O. Box 92861, Los Angeles, CA 90009, or other such address designated in writing by the plan administrator.



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XXIII.  MEDICAL PLAN

        The Employer agrees to continue to offer eligible employees the existing Blue Cross Medical Plan, however the Employer retains the right to modify the plan and employee contributions if the total cost to the company increases by more than fifty thousand dollars ($50,000) during a twelve (12) month period. In the event that the increase for the second twelve (12) month period is less than fifty thousand dollars ($50,000), the employer agrees to carry over the unused portion of the increase to the third twelve (12) month period. The Employer agrees that if faced with a sizable increase it will inform the Union and discuss possible alternatives.

XXIV.   DISCLOSURE

        When the Employer eliminates, adds or modifies rules and regulations or forms that apply to wages, hours and working conditions, it will make bargaining unit employees aware of same and provide the Union a copy of the applicable rule, regulation or form. The Employer will notify the Union of changes in rules and regulations, so they can assist with communications when appropriate.

XXV.    PROFIT SHARING

    A. All employees of Quincy Corporation who are employed at the end of each of the years covered by this agreement are eligible for a profit sharing bonus. The first period will be January 1, 2004 through December 31, 2004 and the bonus (if any) will be paid on or before March 15, 2005. The second period will be January 1, 2005 through December 31, 2005 and the bonus (if any) will be paid on or before March 15, 2006. The third period will be January 1, 2006 through December 31, 2006 and the bonus (if any) will be paid on or before March 15, 2007. The bonus (if any) will be calculated as follows:

        The following percentage of Quincy Corporation's audited before interest and tax earnings for each of the periods covered by this agreement will be established as a bonus pool amount:

        $0 to $3,000,000                     0%
        Above $3,000,000              10% of excess

    B. The bonus pool amount will be divided by the total wages for the applicable period paid to employees of Quincy Corporation who are employed at the end of each respective period and the result is the bonus multiplier.

    C. Each employee's total wages paid during the applicable period will be multiplied by the bonus multiplier to determine the employee's bonus.

    D. The Employer shall submit every six (6) months operating statements to the Union within forty-five (45) days of the end of each six (6) month period. The Employer shall also submit its annual operating statement for 2004, 2005 and 2006 to the Union within sixty (60) days of the end of the fiscal year. There shall be no inter- company charges initiated during 2004, 2005 and 2006 that have the effect of reducing the bonus pool amount. The Employer will not change accounting assumptions or practices, except as required to conform to government regulations or generally accepted accounting principles; and in no event shall such assumptions or practices be changed to reduce the bonus pool amount. The Employer agrees to provide for an independent audit of the Employer specifically designed to verify the bonus pool amount. This independent audit will be paid for by the Employer and a copy will be addressed to the Union.

    E. If for any reason the Employer is sold, the eligible employees are fully vested in the prorated share of the profits for the period the profit sharing plan is in effect. Such prorated share will be paid to the eligible employees within thirty (30) days after the completion of the sale of the Employer.

XXVI.   WAGES

         Year One: (01/21/04 - 01/20/05)
        Bargaining unit hourly paid employees will receive a twenty-five cents ($.25) per hour wage increase effective January 18, 2004. The Incentive Harvesters who are paid by the pound will receive an increase per pound picked that will be equivalent to the hourly increase.

        Night Shift Farm Operations will receive an additional $.10 per hour increase for night shift premium. This will bring their night shift premium to $.30 per hour.


        Year Two: (01/21/05 - 01/20/06)
        Hourly paid employees will receive a twenty cents ($.20) per hour wage increase effective the first pay period of 2005. The Incentive Harvesters who are paid by the pound will receive an increase per pound picked that will be equivalent to the hourly increase.


        Year Three: (01/21/06 - 12/31/06)
        Hourly paid employees will receive a twenty cents ($.20) per hour wage increase made retroactive to the first pay period of 2006. The Incentive Harvesters who are paid by the pound will receive an increase per pound picked that will be equivalent to the hourly increase.

XXVII.  HOLIDAYS AND OVERTIME

        Because of the nature of the mushroom business, it will be necessary to work holidays. The company shall pay hourly employees not covered by the harvesting pay system one and one-half (1-1/2) times an employee's regular straight time hourly rate for hours worked on the following recognized holidays: NEW YEAR'S DAY, MARTIN LUTHER KING, JR.'S OBSERVED BIRTHDAY, MEMORIAL DAY, FOURTH OF JULY, LABOR DAY, THANKSGIVING DAY, and CHRISTMAS DAY. Employees covered by the harvesting pay system will be paid the normal incentive pay earned during hours worked on these designated holidays plus an additional 1/2 their base hourly rate for such holiday hours.

        If you are scheduled to work on a Holiday and fail to do so without a valid excuse you will be subject to disciplinary action on the first occurrence. A second occurrence within a twelve (12) month period will result in suspension. Repeat offenders outside of a twelve (12) month period will be terminated.

XXVIII. VACATIONS/SICK/PERSONAL DAYS

        Vacation benefits for regular employees shall be granted on the following basis:

         YEARS OF CONTINUOUS                                       VACATION
               SERVICE               VACATION DAYS                    PAY*
                  1                  One week (5) days                 2%
                  3                  Two weeks (10) days               4%
                 10                  Three weeks (15) days             6%

        *Percent of gross W-2 earnings for the preceding employment year for the first year of service and for the preceding calendar year for all subsequent years of service.

        A vacation is not earned until an employee reaches his anniversary date.

        Vacation benefits will be granted only after an employee's anniversary date. Vacations must be scheduled one (1) month in advance and approved by your supervisor.

        Seniority shall govern in the selection of vacations insofar as practicable to do so under current operating conditions. Certain departments have a maximum limit on how many people can be gone from work at any given time.

        Vacation benefits shall not be allowed to accumulate from one vacation period to the next A carryover may be allowed for up to three (3) months if a vacation request was denied due to scheduling and confirmed by employees supervisor.

        Quincy Farms will provide all hourly employees with two (2) paid personal/sick days per year. The requirements are:

                1.  Must have been employed at least ninety (90) days.

                2.  Sick/Personal days will be based on a calendar year.

                3. Sick/Personal days cannot be taken prior to, on the day of, or after a holiday.

                4. Sick/Personal days cannot be taken in conjunction with vacation or any other leave.

                5.  There will be no accrual of sick/personal days.

                6. Employees will be paid eight (8) hours @ five dollars and fifteen cents ($5.15) per hour for each sick/personal day.

                7. Sick/Personal day payment will be made each year in the pay periods closest to June 15th and December 15th.

                8. Call in requirements are necessary for sick days and personal days (if not scheduled in advance). If employee does not call in, the day will be treated as an unexcused absence.

                9. Form must be completed for each day you take. Notify your Supervisor.

XXIX.   SAFETY

        The Employer and the Union agree that any material change made to the Employer's existing Safety Manual will be discussed, prior to any change, with the Safety Committee.

XXX.    DURATION

        This agreement shall remain in full force and effect from January 21, 2004 and expiring on December 31, 2006.

XXXI.   COMMENCEMENT OF NEGOTIATIONS

        Beginning at least three months prior to the expiration of this agreement, Quincy and the UFW will meet and will use their good faith best efforts to negotiate a new agreement that will promote a relationship that will benefit everyone concerned.

UNITED FARM WORKERS OF                          QUINCY CORPORATION d/b/a
AMERICA, AFL-CIO                                QUINCY FARMS


/s/ ARTURO S. RODRIGUEZ                         /s/ G.J. VERHAGEN
------------------------------                  --------------------------------
Arturo S. Rodriguez, President                  Greg J. Verhagen, President


3/2/04                                          1/29/04
------------                                    -------------
Date                                            Date


/s/ EVELIA MENJIVAR                             /s/ BOBBY J. WEATHERFORD
------------------------------                  --------------------------------
Evelia Menjivar, Contract Administrator/UFW     Bobby J. Weatherford, CFO

2/5/04                                          1/27/04
------------                                    -------------
Date                                            Date




NEGOTIATING COMMITTEE
Name/Date

/s/ RAMON C. MENDOZA                   2/5/04
----------------------------------------------------------

/s/ WILLIE B. DILWORTH                 2/5/04
----------------------------------------------------------

/s/ DIANNE STARKE                      2/5/04
----------------------------------------------------------

/s/ BLANCA GUERRA                      2/5/04
----------------------------------------------------------

/s/ JEANNETTE JAMES                    2/5/04
----------------------------------------------------------

/s/ RONALD K. ANDERSON                 2/5/04
----------------------------------------------------------

              ADDENDUM NUMBER 1 TO CONTRACT DATED JANUARY 21, 2004

                                     BETWEEN

                            QUINCY CORPORATION, INC.

                                       AND

                     UNITED FARM WORKERS OF AMERICA, AFL-CIO



The Parties agree as follows:

Quincy Farms agrees to not reduce the current production capacity or square feet planted or produced at Quincy Farms during the term of the contract dated January 21, 2004.



UNITED FARM WORKERS OF                          QUINCY CORPORATION d/b/a
AMERICA, AFL-CIO                                QUINCY FARMS



  /s/ ARTURO S. RODRIGUEZ                       /s/ G.J. VERHAGEN
--------------------------------                --------------------------------
Arturo S. Rodriguez, President                  Greg J. Verhagen, President

3/2/04                                          1/29/04
-------------                                   -------------
Date                                            Date



  /s/ EVELIA MENJIVAR                           /s/ BOBBY J. WEATHERFORD
--------------------------------                --------------------------------
Evelia Menjivar, Contract Administrator/UFW     Bobby J. Weatherford, CFO


1/29/04                                         1/27/04
-------------                                   -------------
Date                                            Date

              ADDENDUM NUMBER 2 TO CONTRACT DATED JANUARY 21, 2004

                                     BETWEEN

                            QUINCY CORPORATION, INC.

                                       AND

                     UNITED FARM WORKERS OF AMERICA, AFL-CIO


The Parties agree as follows:

During the term of the contract dated January 21, 2004, Quincy Farms agrees to remain as the employer of those bargaining unit employees who are hired to provide services in the packing and shipping department that currently is being leased to Modern Mushroom Company. This addendum shall not be construed to provide to any current or future bargaining unit employees in the packing and shipping department guaranteed employment for a specific term or period of time.



UNITED FARM WORKERS OF                          QUINCY CORPORATION d/b/a
AMERICA, AFL-CIO                                QUINCY FARMS



/s/ ARTURO S. RODRIGUEZ                         /s/  G. J. VERHAGEN
--------------------------------                --------------------------------
Arturo S.Rodriguez, President                   Greg J. Verhagen, President

 3/2/04                                          1/29/04
-------------                                   -------------
Date                                            Date



/s/ EVELIA MENJIVAR                              /s/ BOBBY J. WEATHERFORD
--------------------------------                --------------------------------
Evelia Menjivar, Contract Administrator/UFW     Bobby J. Weatherford, CFO


1/29/04                                         1/27/04
-------------                                   -------------
Date                                            Date

              ADDENDUM NUMBER 3 TO CONTRACT DATED JANUARY 21, 2004

                                     BETWEEN

                            QUINCY CORPORATION, INC.

                                       AND

                     UNITED FARM WORKERS OF AMERICA, AFL-CIO


The Parties agree as follows:

Quincy Farms agrees to meet with the local union representative to develop a new safety incentive program. The union will have input into number of people on the committee, number of meetings, etc.



UNITED FARM WORKERS OF                          QUINCY CORPORATION d/b/a
AMERICA, AFL-CIO                                QUINCY FARMS


/s/ ARTURO S. RODRIGUEZ                         /s/ G. J. VERHAGEN
--------------------------------                --------------------------------
Arturo S.Rodriguez, President                   Greg J. Verhagen, President

3/2/04                                          1/29/04
-------------                                   -------------
Date                                            Date



/s/ EVELIA MENJIVAR                             /s/ BOBBY J. WEATHERFORD
--------------------------------                --------------------------------
Evelia Menjivar, Contract Administrator/UFW     Bobby J. Weatherford, CFO


1/29/04                                         1/27/04
-------------                                   -------------
Date                                            Date